Exhibit (a)(31)

Mandatory publication pursuant to sections 27 (3) cl. 1, 14 (3) cl. 1 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG)

SUPPLEMENTAL JOINT STATEMENT

OF THE MANAGEMENT BOARD AND THE SUPERVISORY BOARD OF

AIXTRON SE

Dornkaulstraße 2, 52134 Herzogenrath
Federal Republic of Germany

pursuant to section 27 (1) of the German Securities Acquisition and Takeover Act

on the

amendment of the Voluntary Public Takeover Offer (Cash Offer)

published on October 6, 2016

by

GRAND CHIP INVESTMENT GMBH

c/o Paul Hastings (Europe) LLP
Siesmayerstraße 21, 60323 Frankfurt am Main
Federal Republic of Germany

to the shareholders of

AIXTRON SE

to acquire all outstanding no-par value registered shares in this company including all non par value registered AIXTRON Shares represented by American Depositary Shares

AIXTRON Shares: ISIN DE000A0WMPJ6

AIXTRON ADSs: ISIN US0096061041: CUSIP 009606104

AIXTRON Tendered Shares: ISIN DE000A2BPYT0

AIXTRON Subsequently Tendered Shares: ISIN DE000A2BPSF1

Table of Contents

1.	General information about this Supplemental Joint Statement	3

2.	Amendment of the Offer	5

3.	Extension of the Acceptance Period	5

4.	Additional Acceptance Period	6

5.	Right of withdrawal	6

6.	Considerations of the Management Board and the Supervisory Board regarding the Amendment of the Offer	6

7.	Recommendation	6

1.                                      General information about this Supplemental Joint Statement

On July 29, 2016, Grand Chip Investment GmbH, with registered office at c/o Paul Hastings (Europe) LLP, Siesmayerstraße 21, 60323 Frankfurt am Main, Germany, registered in the commercial register of the Local Court Frankfurt am Main under commercial register number HRB 104996 (Bidder), published in accordance with sec. 14 (2) and (3) of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG) an offer document based on sec. 11 WpÜG (Offer Document) for its voluntary public takeover offer (Offer).

The Offer is made to the shareholders of AIXTRON SE, Dornkaulstraße 2, 52134 Herzogenrath, Germany, registered in the commercial register of the Local Court Aachen under commercial register number HRB 16590 (AIXTRON or Target Company).

The purpose of the Offer is the acquisition of all no par value registered shares of AIXTRON (together the AIXTRON Shares and each an AIXTRON Share), including all AIXTRON Shares represented by American Depositary Shares (together the AIXTRON ADSs and each an AIXTRON ADS), which may be certificated in the form of American Depositary Receipts (together the AIXTRON ADRs and each an AIXTRON ADR) (the shareholders of AIXTRON, including the holders of AIXTRON ADSs, are referred to as the AIXTRON Shareholders), at a cash price of EUR 6.00 per AIXTRON Share.

On August 11, 2016, the Management Board and the Supervisory Board of AIXTRON published a joint reasoned statement (Statement) in accordance with sections 27 (3), 14 (3) cl. 1 WpÜG on the Internet on AIXTRON’s website at

http://www.aixtron.com/en/investors/investors

Copies of the Statement are kept available for distribution free of charge by AIXTRON at

Dornkaulstraße 2, 52134 Herzogenrath (tel. +49 2407 9030-444, fax +49 2407 9030-445, e-mail: invest@aixtron.com).

The publication of the Statement was additionally announced in the Federal Gazette (Bundesanzeiger).

Furthermore, in accordance with the laws of the United States of America (United States or the U.S.), the Management Board and the Supervisory Board filed the Statement with the U.S. Securities and Exchange Commission (SEC) as an exhibit to its Solicitation/Statement on Schedule 14D-9 (Schedule 14D-9) in accordance with Rule 14d-9 and Rule 14e-2 promulgated under the U.S. Securities Exchange Act of 1934 (as amended, and together with the rules and regulations promulgated thereunder, the U.S. Exchange Act).

On October 6, 2016, the Bidder published an amendment of the Offer (Amendment of the Offer) in the German language in accordance with sections 21 (1) cl. 1 No. 3, (2), 14 (3) cl. 1 WpÜG together with an English translation by announcement on the Internet at

http://www.grandchip-aixtron.com

Copies of the documents related to the Amendment of the Offer are available for distribution free of charge at Deutsche Bank AG, GSS/Issuer Services, Post-IPO

Services, Taunusanlage 12, 60325 Frankfurt am Main, Germany, fax: +49 (0)69 910-38794, email: dct.tender-offers@db.com.

In addition, an English translation of the Offer Document and the Amendment of the Offer are available for distribution free of charge from D.F. King & Co., Inc. at D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, USA, email: AIXG@dfking.com and at the telephone number +1 (877) 478-5043 (free of charge in the USA). Investors will also be able to obtain  the Amendment of the Offer, including the exhibits thereto and other documents filed with the SEC on the internet at www.sec.gov.

A corresponding announcement was published in the Federal Gazette in accordance with sec.  21 (2) cl. 1 in conjunction with sec. 14 (3) cl. 1 No. 2 WpÜG.

The Amendment of the Offer concerns the lowering of the minimum acceptance threshold for the Offer, as described in more detail under section 2 of this supplemental joint statement (Supplemental Statement).

According to sec. 27 (1) cl. 1 WpÜG, the management board and the supervisory board of a target company are required to issue a reasoned statement with respect to a takeover offer and with respect to any amendment of such an offer. The Management Board and the Supervisory Board of AIXTRON have decided to issue this Supplemental Statement jointly.

The Management Board discussed this Supplemental Statement and adopted it unanimously. The Supervisory Board also discussed this Supplemental Statement and adopted it unanimously.

This Supplemental Statement does not concern the entire Offer, but only the parts of the Offer affected by the Amendment of the Offer. The Supplemental Statement must therefore be read together with the Statement.

The explanations provided in the Statement on the factual basis of the Statement and on the responsibility of AIXTRON Shareholders apply mutatis mutandis to this Statement. Terms defined in the Statement which are used in this Supplemental Statement shall have the meaning ascribed to them in the Statement, unless otherwise defined herein.

In the opinion of the Management Board and the Supervisory Board of AIXTRON, the Amendment of the Offer does not make it necessary to revise the recommendation made in the Statement.

This Supplemental Statement will be published in accordance with sections  27 (3), 14 (3) cl. 1 WpÜG on the Internet on AIXTRON’s website at

http://www.aixtron.com

under “Investor Relations” and copies thereof will be kept available for distribution free of charge by AIXTRON at

Dornkaulstraße 2, 52134 Herzogenrath.

The publication of this Supplemental Statement will be announced in the Federal Gazette.

The English version of this Supplemental Statement will be included as an exhibit to the Schedule 14D-9 filed by AIXTRON with the SEC by the filing of Amendment No. 5 to the Schedule 14D-9 (the Schedule 14D-9/A). Investors will be able to obtain the Schedule 14D-9/A, including the exhibits thereto and other documents filed with the SEC on the internet at www.sec.gov.

Copies of the Schedule 14D-9, together with the exhibits and amendments thereto, including the Schedule 14D-9/A may also be obtained free of charge from AIXTRON at AIXTRON Inc., 1139 Karlstad Drive, Sunnyvale, CA 94089, United States (tel. +1 408 747-7140, e-mail: a.su@aixtron.com in the U.S.). The Schedule 14D-9 has been and the Schedule 14D-9/A will also be published on the internet at www.aixtron.com.

2.                                      Amendment of the Offer

The Offer and the agreements which are concluded by accepting the Offer were subject to the condition, among others, that the sum of AIXTRON Shares (including AIXTRON Shares represented by AIXTRON ADSs) for which the Offer has been accepted and for which the right of withdrawal has not been validly exercised be, at the time of expiration of the Acceptance Period, at least 67,632,213 AIXTRON Shares in the aggregate (including AIXTRON Shares represented by AIXTRON ADSs) (as described in 4.2.1 of the Offer Document, the Minimum Acceptance Threshold). Prior to the Amendment of the Offer, the Minimum Acceptance Threshold corresponded to an acceptance rate of at least 60 percent of the total number of 112,720,355 AIXTRON Shares (including AIXTRON Shares represented by AIXTRON ADSs).

On October 6, 2016 the Bidder decided to lower the above Minimum Acceptance Threshold of 60 percent to 50.1 percent (corresponding to 56,472,898 AIXTRON Shares, including AIXTRON Shares represented by AIXTRON ADSs).

The closing condition under clause 4.2.1 of the Offer Document — “Minimum Acceptance Threshold” — will therefore, based on the amended offer condition replacing the previous offer condition under clause 4.2.1 of the Offer Document, read as follows:

“Minimum Acceptance Threshold

At the time of the expiration of the Acceptance Period, the aggregate number of AIXTRON Shares (including AIXTRON Shares represented by AIXTRON ADSs) for which the Takeover Offer has been validly accepted without the acceptance having been validly withdrawn amounts to a total of at least 56,472,898 AIXTRON Shares (including the AIXTRON Shares represented by AIXTRON ADSs) (the “Minimum Acceptance Threshold”). In determining whether the Minimum Acceptance Threshold has been reached, also the AIXTRON Shares, including AIXTRON Shares represented by AIXTRON ADSs, shall be taken into account for which the acceptance of the Takeover Offer has been declared during the Acceptance Period but only becomes effective after the end of the Acceptance Period by rebooking the AIXTRON Shares to ISIN DE000A2BPYT0 in accordance with Sections 11.1.2 and 11.2.3.

The Minimum Acceptance Threshold corresponds to an acceptance quota of at least 50.1 per cent of the total number of 112,720,355 AIXTRON Shares (including the AIXTRON Shares represented by AIXTRON ADSs) issued on the Announcement Date.”

3.                                      Extension of the Acceptance Period

As a result of lowering the Minimum Acceptance Threshold within the last two weeks before expiration of the previously applicable Acceptance Period, the Acceptance Period set forth in clause 5.1 of the Offer Document is extended by two weeks in accordance with sec. 21 (5) cl. 1 WpÜG and will now end on October 21, 2016, at 24:00 hrs local time Frankfurt am Main, Germany, or 6:00 pm local time New York, USA.

4.                                      Additional Acceptance Period

If at the time of expiration of the Acceptance Period the aggregate number of AIXTRON Shares (including AIXTRON Shares represented by AIXTRON ADSs) for which the Offer has been validly accepted and for which the right of withdrawal has not been validly exercised , has reached at least the Minimum Acceptance Threshold (as amended) and non-fulfillment of any of the Offer conditions has not become final, AIXTRON Shareholders who have not accepted the Offer during the Acceptance Period may still accept it within two weeks after the publication of the results of the Offer by the Bidder pursuant to sec. 23 (1) cl. 1 No. 2 WpÜG (the Additional Acceptance Period). Thus, whether accepting the Offer will be possible within the Additional Acceptance Period depends, among other conditions, on the Minimum Acceptance Threshold (as adjusted) having been reached at the time of expiration of the Acceptance Period. AIXTRON Shareholders should therefore not rely on being able to accept the Offer within the Additional Acceptance Period. It is expected that the results of the Offer will be published in accordance with sec. 23 (1) cl. 1 No. 2 WpÜG within four (4) banking days after expiration of the Acceptance Period, i.e., the expected date of publication is October 27, 2016. On this basis, the Additional Acceptance Period would start to run on October 28, 2016 and end on November 10, 2016, 24:00 hrs local time Frankfurt am Main, Germany, or 6:00 pm local time New York, USA.

5.                                      Right of withdrawal

The Management Board and the Supervisory Board of AIXTRON note that AIXTRON Shareholders who have accepted the Offer before publication of the Amendment of the Offer may withdraw at any time before expiration of the acceptance period from the agreements concluded by accepting the Offer (sec. 21 (4) WpÜG). With respect to the details of exercising the right of withdrawal, reference is made to the pertinent statements provided in clause 15 of the Offer Document.

6.                                      Considerations of the Management Board and the Supervisory Board regarding the Amendment of the Offer

The Management Board and the Supervisory Board of AIXTRON are of the opinion that, for the reasons set out in the Statement, after the Amendment of the Offer, the Offer continues to be in the best interest of AIXTRON and the AIXTRON Shareholders.

Further, in the view of the Management Board and the Supervisory Board of AIXTRON, the lowering of the Minimum Acceptance Threshold increases the probability that the Offer will be successful. Both the Management Board and the Supervisory Board consider the Offer to be in the best interest of AIXTRON and its stakeholders, including the AIXTRON Shareholders, as discussed in clause 11 of the Statement. Therefore, the Management Board and the Supervisory Board welcome the Amendment of the Offer.

7.                                      Recommendation

In the opinion of the Management Board and the Supervisory Board, the Amendment of the Offer does not contain any statements which would make it necessary to revise the assessment contained in the Statement. Both the Management Board and the Supervisory Board continue to support the Offer as amended and, therefore, continue to recommend to AIXTRON Shareholders to accept the Offer.

Each AIXTRON shareholder must, however, still make his or her own decision — by considering all relevant circumstances, the shareholder’s own individual situation (including personal tax situation) and his or her personal assessment of the potential future development of AIXTRON and the actual value as well as the stock exchange price of the AIXTRON Share — whether and, if so, to what extent the shareholder will accept the Offer made by the Bidder. Subject to applicable statutory requirements, the Management Board and the Supervisory Board of AIXTRON do not assume any liability in the event that the acceptance or non-acceptance of the Offer subsequently proves to be economically disadvantageous to any AIXTRON shareholder.

Herzogenrath, October 11, 2016

The Management Board             The Supervisory Board